August 2011 Pricing Sheet dated August 17, 2011 relating to Preliminary Terms No. 942 dated August 17, 2011 Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

Bear Market PLUS Based Inversely on the Value of the Russell 2000® Index due February 22, 2012
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – AUGUST 17, 2011
Issuer:	Morgan Stanley
Maturity date:	February 22, 2012
Underlying index:	Russell 2000® Index
Aggregate principal amount:	$4,760,000
Payment at maturity:	▪	If the final index value is less than the initial index value, $10 + enhanced downside payment In no event will the payment at maturity exceed the maximum payment at maturity.
	▪	If the final index value is greater than or equal to the initial index value, $10 – upside reduction amount In no event will the payment at maturity be less than the minimum payment at maturity.
Enhanced downside payment:	$10 x leverage factor x index percent decrease
Upside reduction amount:	$10 x index percent increase
Index percent decrease:	(initial index value – final index value) / initial index value
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	704.03, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	February 16, 2012, subject to adjustment for non-index business days or certain market disruption events
Leverage factor:	200%
Maximum payment at maturity:	$11.40 per Bear Market PLUS (114% of the stated principal amount)
Minimum payment at maturity:	$1.00 per Bear Market PLUS (10% of the stated principal amount)
Stated principal amount:	$10 per Bear Market PLUS
Issue price:	$10 per Bear Market PLUS
Pricing date:	August 17, 2011
Original issue date:	August 22, 2011 (3 business days after the pricing date)
CUSIP:	61760P403
ISIN:	US61760P4037
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Bear Market PLUS	$10	$0.12	$9.88
Total	$4,760,000	$57,120	$4,702,880
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.12 for each Bear Market PLUS they sell.  For additional information, see “Supplemental information concerning plan of distribution; conflicts of interest” on page 7 of the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.

The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.  The Bear Market PLUS are not sponsored, endorsed, sold or promoted by Russell Investments, and Russell Investments makes no representation regarding the advisability of investing in the Bear Market PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 942 dated August 17, 2011
Prospectus Supplement for PLUS dated December 22, 2009
Prospectus dated December 23, 2008

The Bear Market PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.